UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2009

RENTECH, INC.
 (Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 12, 2009, the Audit Committee of the Board of Directors of the Company concluded that the Company’s consolidated financial statements for the fiscal year ended September 30, 2008 and for the quarters ended June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008 and December 31, 2007 should no longer be relied upon for the reasons described below.

On December 14, 2009, the Company is filing its annual report on Form 10-K for the fiscal year ended September 30, 2009, which includes re-stated financial statements for the periods described above. These restatements reported in the Form 10-K are due to a correction in the accounting treatment of forward gas purchase contracts and inventory valuation as described further herein.

The Company enters into forward contracts with fixed delivery prices to purchase portions of the natural gas required to produce fertilizer for the Company’s nitrogen fertilizer business. Some of the forward contracts require the Company to pay a deposit for the natural gas at the time of contract signing, and all of the contracts require deposits in the event that the market price for natural gas falls after the date of the contract to a price below the fixed price in the contracts.

The Company previously recorded these deposits incorrectly as inventory and performed a lower of cost or market (“LCM”) analysis on this component of inventory on a monthly basis. In certain periods, the LCM analysis resulted in impairments of the component of inventory represented by the gas contract deposits, and those impairments were recognized in cost of goods sold as write-downs of inventory in those periods. As product produced from the gas associated with the impaired deposits was shipped in periods after the write-downs, the cost of gas recognized in cost of goods sold at the time of sale was lower than the cost that would have been calculated using the contracted prices, in an amount equal to the previous inventory write-downs. This prior treatment affected the timing, but not the total amount, of expense recognized in conjunction with gas purchased under forward contracts. The correction in accounting treatment had no effect on cash flows.

The Company has now determined that these deposits should have been classified on the balance sheet as deposits, rather than as inventory, because neither title nor risk of loss passed to the Company when it paid the deposits for the natural gas. The Company has also determined that the LCM adjustments related to these contract deposits were not calculated in a manner consistent with generally accepted accounting principles. In future periods, the cost of natural gas purchased under forward contracts will be recognized at contracted prices as the gas flows through production, into finished goods inventory, and then into cost of goods sold as the product is shipped, or directly into cost of goods sold in the case of a sale of the gas. The LCM analysis will be performed by examining the projected margin on the sale of finished goods, not by examining the market price relative to the contract price for the natural gas component of inventory.

On December 14, 2009, the Company is filing its Annual Report on Form 10-K for the fiscal year ended September 30, 2009. In the Form 10-K, the Company has restated its consolidated balance sheet at September 30, 2008, and the consolidated statements of operations, changes in stockholders’ equity (deficit), and comprehensive loss for the fiscal year ended September 30, 2008. The Form 10-K also presents restated selected quarterly financial data for the quarters ended June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008 and December 31, 2007. The restatements correct the errors described above by reclassifying amounts from inventory to deposits, and reversing the effects of the LCM adjustments in the statements of operations, changes in stockholders’ equity (deficit), and comprehensive loss. These corrections materially change the timing, but not the total amount, of the recognition of expenses for purchases of natural gas. In periods in which inventory impairments are being reversed, the cost of gas recognized will be lower than under the previous treatment. In periods following inventory impairments, the cost of goods sold will now be higher than the cost recognized under the previous treatment.

Management has assessed the effect of the restatement on the Company’s internal control over financial reporting and its disclosure controls and procedures and has reflected its conclusions regarding these matters under Item 9A in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Management and the Audit Committee of the Company’s Board of Directors have discussed with the Company’s current and prior independent registered public accounting firms the matters disclosed in this Item 4.02(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.
Date: December 14, 2009	By:	/s/ Dan J. Cohrs

Dan J. Cohrs Executive Vice President and Chief Financial Officer